EXHIBIT 10.2

CONSENT OF MOORE & ASSOCIATES, CHARTERED

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB1 of Homeland Resources Ltd., of our report dated November 9, 2007 on our audit of the financial statements of Homeland Resources Ltd. as of July 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended July 31, 2007 and 2006 and from inception July 8, 2003 through July  31, 2007 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
November 15, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501